Exhibit 99.1

FOR IMMEDIATE RELEASE

STANLEY WORKS CLOSES OFFERING OF 6.15% SENIOR NOTES DUE 2013

New Britain, CT, September 29, 2008: The Stanley Works (NYSE: SWK) (the “Company”) today announced that it closed its offering of $250 million aggregate principal amount of senior notes due 2013.

The notes bear interest at a rate of 6.15% per annum. The price to investors was 99.804% of the principal amount of the notes for an effective yield of 6.196%. The Company will receive gross proceeds of $250 million from the sale of the notes, before deducting the underwriters’ discounts and commissions and estimated offering expenses. Stanley intends to use the net proceeds from the offering to reduce borrowings under its existing commercial paper program and/or other short-term obligations and for other general corporate purposes.

Banc of America Securities LLC and Citigroup Global Markets Inc. acted as joint book-running managers for this offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above. An offering of any such securities will be made only be means of a prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Stanley Works is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications.

This press release contains statements that constitute “forward-looking statements,” including those regarding Stanley’s anticipated use of the net proceeds. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.

Contact:	Greg Waybright – Interim VP, Investor Relations
(860) 827-3544
gwaybright@stanleyworks.com